SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13D-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2(a)

(Amendment No. ____________) 	The information required on the remainder of
this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

THE VERMONT TEDDY BEAR CO., INC.
 (Name of Issuer)

COMMON STOCK
 (Title of Class of Securities)

92427X109
 (CUSIP Number)

LYMAN ORTON, P.O. BOX 775782, 857 THE BOULEVARD, STEAMBOAT SPRINGS,
COLORADO   80477 (970) 879-9005
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

July 3, 1999
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box______.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.






CUSIP No. 92427X109	          13D			Page 2 of 6 Pages

1.	NAMES OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	LYMAN K.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) _______
	(b)	___x___


3.	SEC USE ONLY

4.	SOURCE OF FUNDS*

	PF

5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEM 2(d) OR 2(e)
	_______


6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

NUMBER OF		7.	SOLE VOTING POWER
SHARES			376,712
BENEFICIALLY	8.	SHARED VOTING POWER
OWNED BY
EACH			9.	SOLE DISPOSITIVE POWER
REPORTING			376,712
PERSON WITH		10.	SHARED DISPOSITIVE POWER

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	376,712

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	_______

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	6.62

14.	TYPE OF REPORTING PERSON*
	IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!
SCHEDULE 13D

SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 16, 1999
(Date)

/s/ Lyman Orton
(Signature)

Lyman Orton
(Name/Title)

	The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of any title of each person who signs the statement shall be typed or printed beneath his signature.

	Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).



























SCHEDULE 13D





LYMAN K ORTON

Item 1.	Security and Issuer.

	Series B Preferred.
	The Vermont Teddy Bear Co., Inc.
	6655 Shelburne Road
	Shelburne, VT 05482

Item 2.  Identity and Background.

(a)	Lyman Orton
(b)	P.O. Box 775782
	857 The Boulevard
	Steamboat Springs, CO 80477
(c)	President, The Vermont Country Store
	Box 1108, Route 7A North
	Manchester Center, VT 05255
(d)	No
(e)	No
(f)	United States of America

Item 3.  Source and Amount of Funds or Other Consideration.

	Personal Funds - $226,712.00

Item 4.  Purpose of Transaction.

	Investment
(a) through (j) - N/A

Item 5.  Interest in Securities of the Issuer.

(a)	376,712 Shares of Common Stock (6.62%)
(b)	376,712 = sole power to vote/direct the vote
(c)	(1)	Lyman Orton
	(2)	July 3, 1999
	(3)	226,712
	(4)	$1.00 per share
	(5)	The Vermont Teddy Bear Co., Inc.
		6655 Shelburne Road
		Shelburne, VT 05482
		-Exercise of Warrant
(d)	N/A
(e)	N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

	None

Item 7.  Material to be Filed as Exhibits.

(1)	N/A
(2)	N/A
(3) N/A